    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1996

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           STERLING HOUSE CORPORATION
             (Exact name of registrant as specified in its charter)

                          KANSAS                                                     48-1097141
               (State or other jurisdiction                                       (I.R.S. Employer
             of incorporation or organization)                                 Identification Number)

                         453 SOUTH WEBB ROAD, SUITE 500
                             WICHITA, KANSAS 67207
                                 (316) 684-8300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              TIMOTHY J. BUCHANAN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           STERLING HOUSE CORPORATION
                         453 SOUTH WEBB ROAD, SUITE 500
                             WICHITA, KANSAS 67207
                                 (316) 684-8300
 (Name, address, including zip code, telephone number, including area code, of agent for service)

                                    COPY TO:

                           JEFFREY D. PEIER, ESQUIRE
                 KLENDA, MITCHELL, AUSTERMAN & ZUERCHER, L.L.C.
                                1600 EPIC CENTER
                             301 NORTH MAIN STREET
                           WICHITA, KANSAS 67202-4888
                                 (316) 267-0331

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective, depending on market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                        CALCULATION OF REGISTRATION FEE

           TITLE OF EACH                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM           AMOUNT OF
        CLASS OF SECURITIES              AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING        REGISTRATION
         TO BE REGISTERED                 REGISTERED            PER UNIT (1)             PRICE (1)                 FEE
6.75% Debentures Due 2006 (2)......       $35,000,000               100%                $35,000,000          $10,606.06 (3)

(1) Estimated solely for the purpose of calculating the registration fee.

(2) There are also being registered hereunder the number of shares of Common Stock, no par value of the Registrant (the "Conversion Shares") issuable upon conversion of the Debentures being registered hereunder, together with such additional indeterminate number of shares as may become issuable upon conversion by means of adjustment in the conversion price.

(3) Pursuant to Rule 457(i), no registration fee is payable with respect to the Conversion Shares since the Conversion Shares will be issued for no separate consideration. Conversion Shares will be issued only upon the conversion of the Debentures at the initial conversion price of $22.42, subject to adjustment in certain cases, in principal amount of Debentures per share.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 1, 1996
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                           STERLING HOUSE CORPORATION

         $35,000,000 6.75% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2006
                   (INTEREST PAYABLE JUNE 30 AND DECEMBER 30)

                  1,561,106 SHARES COMMON STOCK, NO PAR VALUE

    This Prospectus relates to $35,000,000 aggregate principal amount of Convertible Subordinated Debentures due 2006 (the "Debentures") of Sterling House Corporation, a Kansas corporation (the "Company"), issued in a private placement on May 17, 1996 (the "Debenture Offering") and the 1,561,106 shares of common stock, no par value (the "Common Stock"), of the Company that are issuable upon conversion of the Debentures, subject to adjustment under certain circumstances. The Debentures or the shares of Common Stock issued upon conversion of the Debentures may be offered from time to time for the account of holders of Debentures named herein (the "Selling Debentureholders"). See "Plan of Distribution." The Company will not receive any proceeds from this offering.

    The aggregate principal amount of Debentures that may be offered by the Selling Debentureholders pursuant to this Prospectus is $35,000,000. Information concerning such Selling Debentureholders may change from time to time and will be set forth in Supplements to this Prospectus. Accordingly, the aggregate principal amount of Debentures offered hereby may increase or decrease. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $35,000,000.

    The Debentures are convertible into Common Stock at any time after the effectiveness of the registration statement of which this Prospectus is a part and at or prior to maturity, unless previously redeemed, at a conversion price of $22.42 per share, subject to adjustment under certain circumstances. Prior to this offering, there has not been any public market for the Debentures, although the Debentures have been eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. The Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "SGH." On October 30, 1996, the last reported sale price of the Common Stock, as reported by AMEX, was $12 5/8 per share.

    The Debentures are redeemable, in whole or in part, at the option of the Company, for cash, at any time on or after July 15, 1999 on at least 30 days' notice at the redemption prices set forth herein plus accrued interest. See "Description of Debentures."

    The Debentures are unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Indenture (as defined) does not restrict the incurrence of Senior Indebtedness or other Indebtedness (as defined) by the Company or any subsidiary. At June 30, 1996 the Company had approximately $4,900,000 of Senior Indebtedness.

    SEE "RISK FACTORS" COMMENCING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE DEBENTURES AND THE COMMON STOCK.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED
      THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS
                                   UNLAWFUL.

    The Company has been advised by the Selling Debentureholders that the Selling Debentureholders, acting as principals for their own account, directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell all or a portion of the Debentures or shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Debentureholders from the sale of Debentures and Common Stock offered by the Selling Debentureholders hereby will be the purchase price of such Debentures or Common Stock less any commissions, if any. For information concerning indemnification arrangements between the Company and the Selling Debentureholders, see "Plan of Distribution."

    The Selling Debentureholders and any broker-dealers, agents or underwriters that participate with the Selling Debentureholders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER   , 1996

                             AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at HTTP:\\WWW.SEC.GOV that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the registration of the Debentures and the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference: (i) the Company's 1995 Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) the Company's Current Report on Form 8-K dated April 8, 1996 and Amendment No. 1 thereto on Form 8-K/A dated June 10, 1996; (iii) the Company's Current Report on Form 8-K dated June 10, 1996; (iv) the Company's Current Report on Form 8-K dated August 12, 1996 and Amendment No. 1 thereto on Form 8-K/A dated October 15, 1996; (v) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996; (vi) the Company's Proxy Statement dated March 31, 1996 related to the Annual Meeting of Shareholders held on May 24, 1996; and
(vii) the description of the Company's Capital Stock contained in the Company's Registration Statement on Form 8-A dated October 26, 1995. In addition, each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of the Debentures or Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed with the Commission.

    Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits thereto) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from R. Gail Knott, Chief Financial Officer, Sterling House Corporation, 453 South Webb Road, Suite 500, Wichita, Kansas 67207, telephone
(316) 684-8300.

                                  RISK FACTORS

    AN INVESTMENT IN THE DEBENTURES OR THE COMMON STOCK OFFERED HEREBY INVOLVES VARIOUS RISKS. PROSPECTIVE INVESTORS ARE URGED TO CAREFULLY CONSIDER EACH OF THE FOLLOWING RISKS, IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE DEBENTURES OR THE COMMON STOCK IN THIS OFFERING.

    EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDING, WITHOUT LIMITATION, RISKS ASSOCIATED WITH THE COMPANY'S ABILITY TO DEVELOP, CONSTRUCT, ACQUIRE OR FRANCHISE ADDITIONAL ASSISTED LIVING RESIDENCES IN ACCORDANCE WITH THE COMPANY'S DEVELOPMENT SCHEDULE, MANAGEMENT OF QUARTER TO QUARTER RESULTS, AND OTHER RISKS DETAILED IN THESE "RISK FACTORS." UPDATED INFORMATION WILL BE PERIODICALLY PROVIDED BY THE COMPANY AS REQUIRED BY THE SECURITIES ACT AND THE EXCHANGE ACT.

HISTORY OF, AND ANTICIPATED, LOSSES

    Newly opened residences typically operate at a loss during the first six months of operations. In addition, the development and construction of residences involves substantial capital expenditures over a typical six- to nine-month construction period. As a result of the Company's development, construction and management start-up activities, the Company has experienced net losses in each year since its inception. For the years ended December 31, 1993, 1994 and 1995 and the six-month periods ended June 30, 1995 and 1996 the Company incurred net losses of approximately $162,000, $494,000, $2,183,000, $446,000 and $331,000, respectively. The success of the Company's future operations is directly tied to the expansion of its operational base. There can be no assurance that the Company will not experience unforeseen expenses, difficulties, complications and delays which could result in greater than anticipated operating losses or otherwise materially adversely affect the Company's financial condition and results of operations.

ABILITY TO DEVELOP, CONSTRUCT, ACQUIRE OR FRANCHISE ADDITIONAL ASSISTED LIVING
  RESIDENCES

    As of September 30, 1996, the Company's operations consisted of 50 residences which were either managed and/or franchised by the Company. The Company's prospects for growth are directly affected by its ability to develop, construct and, to a lesser extent, acquire and franchise additional assisted living residences. As part of the Company's overall development plan, the Company has 33 residences under construction, 16 of which the Company anticipates opening during the remainder of 1996. In addition, the Company has purchase commitments for an additional 30 parcels of real estate for residences under development. The success of the Company's growth strategy will also depend upon, among other factors, the Company's ability to obtain governmental licenses and approvals, and the competitive environment for development and acquisitions. The nature of such licenses and approvals and the timing and likelihood of obtaining them vary widely by location and by the types of services to be offered at the residence. The Company has developed and constructed 37 company-owned residences and 7 of the franchised residences using its own construction management resources. However, to satisfy its future development and construction plans, the Company may recruit third party developers and general contractors. There is no assurance that the Company will be able to recruit a sufficient number of such persons or that the Company will be able to effectively monitor and administer their development and construction activities. As a result of these various risks, there can be no assurance that the Company will be successful in developing, constructing, acquiring or franchising any additional residences or that any developed or acquired residences will, if completed, be successful. Moreover, there can be no assurance that the Company will be able to successfully manage its anticipated rapid expansion or that such rapid expansion will not have a material adverse effect on the Company's financial condition or results of operations. See "The Company--Expansion" and "--Properties."

NEED FOR ADDITIONAL FINANCING

    The Company estimates that its existing working capital and financing commitments will provide adequate capital to fund the Company's development, construction and, to a lesser extent, acquisition of additional assisted living residences over the next twelve months, including, as part of its overall development plan, the 33 residences under construction and the 30 residences to be developed on the sites for which the Company has purchase commitments. However, additional financing may be necessary in order to meet the Company's development plan if such plan is modified or if certain assumptions of the development plan prove to be inaccurate. There can be no assurance that the Company will generate sufficient cash flow to fund its future working capital and debt service requirements or growth. In such event, the Company would have to seek additional financing through debt or equity offerings, bank borrowings, sale/leaseback transactions with real estate investment trusts or otherwise. There can be no assurance that any future financing will be available to the Company or, if available, that the terms will be acceptable to the Company.

    The Company's fixed payment obligations will significantly increase as the Company pursues its development plan. Failure to meet these obligations may result in the Company being in default of its financing agreements and, as a consequence, the Company may lose its ability to operate any individual residence or other residences which may be cross-collateralized. There can be no assurance that the Company will generate sufficient cash flow to meet its obligations. In addition, the Company anticipates that future development of residences may be financed with construction loans and, therefore, there is a risk that, upon completion of construction, permanent financing for newly developed residences may not be available or may be available only on terms that are unfavorable or unacceptable to the Company.

GEOGRAPHIC CONCENTRATION OF RESIDENCES

    Substantially all of the residences, including residences under construction and development, are located in Kansas, Oklahoma, Texas, Florida, Ohio and Colorado. Until the Company's operations become more geographically dispersed, the Company will be more susceptible to downturns in local and regional economies and changes in state or local regulation because such conditions and events could affect a relatively high percentage of the total number of residences currently in operation or under construction and development. As a result of such factors, there can be no assurance that such geographic concentration will not have a material adverse effect on the Company's financial condition or results of operations. See "The Company--Properties."

CONSTRUCTION RISKS

    Delays are common in the construction industry. Disruptive events may include shortages of, or inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions, changes in federal, state or local laws or regulations, and other factors or circumstances presently unknown to or unanticipated by the Company. The Company may have little control over such events, and such events may adversely affect the cost and completion time of any development project, including the risk that development opportunities may become uneconomical or may be abandoned. Any of these or other factors could result in cost overruns and could delay, or even prevent, completion of one or more additional residences.

ENVIRONMENTAL LIABILITY RISKS ASSOCIATED WITH REAL PROPERTY

    Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to sell or lease such property or to borrow using such property as collateral. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

    The Company has conducted, or is in the process of conducting, environmental assessments of all of the undeveloped sites and sites currently under construction as well as 37 of the Company's current residences. The completed assessments have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets or results of operations, nor is the Company aware of any such environmental liability. The Company has not conducted environmental assessments with respect to four of the Company's present residences. It is possible that there are material environmental liabilities of which the Company is unaware. The Company believes that the residences are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material non-compliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of the present residences.

DEPENDENCE ON SENIOR MANAGEMENT

    The Company depends, and will continue to depend, upon the services of Mr. Timothy J. Buchanan, its Chief Executive Officer and Chairman of the Board, and Mr. Steven L. Vick, its President. The Company has entered into employment agreements with these two executives and has obtained key employee insurance policies covering the lives of Messrs. Buchanan and Vick in the amounts of $1.0 million each. The loss of the services of either or both of such officers or the Company's inability to attract additional management personnel in the future could have a material adverse effect on the Company's financial condition or results of operations.

STAFFING AND LABOR COSTS

    The Company competes with other providers of long-term care with respect to attracting and retaining qualified or skilled personnel. The Company is dependent upon its ability to continue to attract and retain management personnel who will be responsible for the day-to-day operations of each residence. The Company is also dependent upon the available labor pool of low wage employees. The Company is also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime, and other working conditions. A shortage of nurses and/or trained personnel, or other general inflationary pressures, may require the Company to enhance its wage and benefits package in order to compete. No assurance can be given that the Company's labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in resident revenues.

GOVERNMENT REGULATION

    Health care is an area of extensive and frequent regulatory change. The assisted living industry for long-term care is relatively new, and, accordingly, the manner and extent to which it is regulated at the federal, state and local levels is evolving. Changes in the laws or new interpretations of existing laws may have a significant effect on methods and costs of doing business, and the amount of reimbursement from governmental and other third party payors. The Company will be subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in the various states and localities where it operates or intends to operate.

    The success of the Company will depend in part upon its ability to satisfy the applicable regulations and requirements and to procure and maintain required licenses as the regulatory environment for assisted living evolves. The Company's operations could also be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care to be offered to residents and revisions in licensing and certification standards. However, there can be no assurance that federal, state or local laws or regulatory procedures which might adversely impact the Company's business, financial condition, results of operations or prospects will not be imposed or expanded.

    The sale of franchises is regulated by the Federal Trade Commission and by certain state agencies located in jurisdictions other than those states where the Company currently conducts franchise operations. Principally, these regulations require that certain written disclosures be made prior to the sale of a franchise. In addition, some states have relationship laws which prescribe the basis for terminating a franchisee's rights and regulate both the franchisor's and its franchisees' post-termination rights and obligations. There can be no assurance that changes in such regulations will not have an adverse impact upon the ability of the Company to continue its franchising activities.

    The Company and its activities are subject to zoning, health and other state and local government regulations. Zoning variances or use permits are often required for construction. Severely restrictive regulations could impair the ability of the Company to open additional residences at desired locations or could result in costly delays. Several residences have been financed by assisted living residence revenue bonds. In order to continue to qualify for favorable tax treatment of the interest payable on such bonds, the residences must comply with certain federal income tax requirements, principally pertaining to the maximum income level of a specified portion of the residents. Failure to satisfy these requirements constitutes an event of default under the bonds, thereby accelerating their maturity.

    Certain states provide for Medicaid reimbursement for assisted living services pursuant to Medicaid Waiver Programs permitted by the federal government. Historically, the Company has not provided services in states with a Medicaid Waiver Program; however, effective September 25, 1996, the Company became certified as a Medicaid provider in the state of Texas. As a provider of services under the Medicaid Waiver Program, the Company is subject to all of the requirements of such program, including the fraud and abuse laws, violations of which may result in civil and criminal penalties and exclusions from further participation in the Medicaid Waiver Program. The Company intends to comply with all applicable laws, including the fraud and abuse laws; however, there can be no assurance that administrative or judicial interpretation of existing laws or regulations will not have a material adverse impact on the Company's results of operations or financial condition. See "The Company--Government Regulation."

DEPENDENCE ON ATTRACTING SENIORS WITH SUFFICIENT RESOURCES TO PAY

    The Company currently, and for the foreseeable future, expects to rely primarily on the ability of its residents to pay for the Company's charges from their own and their families' financial resources. Inflation or other circumstances which adversely affect the ability of seniors to pay for assisted living services could have an adverse effect on the Company. In the event that the Company encounters difficulty in attracting seniors with adequate resources to pay for the Company's services, the Company would be adversely affected.

COMPETITION

    The Company competes principally on the basis of price, quality, level and range of services offered, as well as the appearance and design of its residences. While the Company believes that its residences are distinctive in design and operating concept, it is aware of other companies with similar or competitive concepts. The long-term care industry is highly competitive and the Company expects that the assisted living industry, in particular, will become more competitive in the future. The Company competes with numerous companies providing similar long-term care alternatives, such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. While there presently are few assisted living residences existing in the markets the Company serves, the Company expects that, as assisted living becomes increasingly recognized as an alternative form of long-term care, competition will grow from new market entrants focusing primarily on assisted living. Nursing facilities that provide long-term care services are also a potential source of competition to the Company. Moreover, in the implementation of the Company's expansion program, the Company expects to face competition for development sites and potential acquisition of existing assisted living residences. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to attract residents or expand its business and could have a material adverse effect on the Company's financial condition, results of operations and prospects. See "The Company--Competition."

DISRUPTION OF FRANCHISE ACTIVITIES

    Historically, the Company has franchised two franchisee groups with respect to residences, three of which are under development or construction. For the foreseeable future, the Company intends to continue to offer franchises to a select number of qualified franchisees. The success of the Company's franchise activities is dependent upon the individual development and operational efforts of these franchisees and a continuing cooperative relationship between the Company and its franchisees. If any of the franchisees are unsuccessful in their operations or commit acts that are detrimental to the reputation of the Sterling House-Registered Trademark- concept or if the Company's business relationship with any one or more of the franchisees should deteriorate, then there could be a disruption in additional franchising activity, a decrease in franchise related revenues or an increase in the Company's related franchise costs, which could have a material adverse effect on the Company's results of operations or financial condition.

LIABILITIES AND INSURANCE

    The business of providing health care services entails an inherent risk of liability. In recent years, long-term care providers have become subject to an increasing number of lawsuits alleging negligence or similar legal theories. Such lawsuits generally involve large claims and are expensive to defend. The Company maintains liability insurance intended to cover such claims and the Company believes that its insurance is in keeping with industry standards. There can be no assurance, however, that any particular claim against the Company will be covered by its insurance or that claims in excess of the Company's insurance coverage will not be brought against the Company. A successful uninsured claim or a successful claim which exceeds the Company's coverage could have a material adverse effect upon the Company's financial condition or results of operations. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance coverage in the future or that, if such coverage is available, it will be available on acceptable terms.

CONTROL BY INSIDERS

    Messrs. Buchanan and Vick, the Chief Executive Officer and Chairman of the Board, and President, respectively, and Dr. D. Ray Cook and Mr. Ronald L. Mercer, directors of the Company, beneficially own an aggregate of approximately 47% of the outstanding Common Stock of the Company (36% if all of the

Debentures are converted into Common Stock). Accordingly, they may be in a position to control the election of the Company's directors, to thereby control the policies and operations of the Company, and to determine the outcome of corporate transactions, or other matters submitted for stockholder approval. These matters include, without limitation, mergers, consolidations, the sale of all or substantially all of the Company's assets and other changes in control of the Company. In addition, the Company's 1995 Stock Option Plan (the "1995 Stock Option Plan") authorizes the issuance of options to purchase up to 237,000 shares of Common Stock to employees and directors of the Company. The Company has granted options to purchase 37,000 shares of Common Stock under the 1995 Stock Option Plan, of which options to purchase 3,449 shares of Common Stock have been exercised. The Company has also granted an aggregate of 72,000 options to certain directors of the Company outside of the 1995 Stock Option Plan. The issuance of additional shares of Common Stock to management pursuant to the exercise of options granted under the 1995 Stock Option Plan or to directors pursuant to the exercise of options granted outside of the 1995 Stock Option Plan would further increase the number of shares held by present management and principal stockholders.

ANTI-TAKEOVER PROVISIONS

    The Company's Articles of Incorporation and Bylaws contain, among other things, provisions establishing a classified Board of Directors, authorizing shares of preferred stock with respect to which the Board of Directors has the power to fix the rights, preferences, privileges and restrictions without any further vote or action by the stockholders, and requiring a super-majority vote of stockholders in order to remove directors in certain instances, amend the Articles of Incorporation and approve certain business combinations with respect to a "related person." The Company is also subject to the Kansas Control Acquisition Act (the "Control Act") which is intended to discourage hostile takeovers of Kansas based corporations primarily through the imposition of procedural hurdles that prevent certain types of acquiring stockholders from gaining immediate voting power over shares acquired in significant amounts. The application of the Control Act and/or the provisions of the Company's Articles of Incorporation and Bylaws could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving the Company that some or a majority of the Company's stockholders might consider to be in their personal best interests, including offers or attempted takeovers that might otherwise result in such stockholders receiving a premium over the market price for the Common Stock, and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. The Company has not issued, and currently has no plans to issue, shares of preferred stock.

SHARES ELIGIBLE FOR FUTURE SALE

    The Company presently has a total of 5,038,449 shares of Common Stock outstanding. Of these shares, 2,205,449 shares are freely tradeable without restriction or limitation under the Securities Act, except for shares owned by "affiliates" (as that term is defined under the rules and regulations under the Securities Act) of the Company. The remaining 2,833,000 shares are "restricted" securities within the meaning of Rule 144 under the Securities Act. Unless registered under the Securities Act prior thereto, these restricted shares will not be eligible to be sold publicly until approximately October 26, 1997. There are also 237,000 shares of Common Stock issuable pursuant to the Company's 1995 Stock Option Plan, of which the Company has made a one-time grant of non-qualified options to purchase 37,000 shares of Common Stock at $0.10 per share to certain executive officers and key employees (excluding Messrs. Buchanan and Vick). These options vested immediately and are exercisable in three 20% increments at the end of each six-month period subsequent to October 26, 1995 and the remaining 40% will become exercisable on October 26, 1997. As of September 30, 1996, options to purchase 3,449 shares of Common Stock have been exercised. There are also 72,000 shares of Common Stock issuable pursuant to options granted to the Company's four outside directors on November 20, 1995. These options vested immediately and are exercisable in three 33.33% increments commencing on November 20, 1996 and on each of the next two anniversaries of the date of grant. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the Common Stock from time to time. The sale of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

ABSENCE OF PUBLIC MARKET

    Prior to this offering, there has been no public market for the Debentures, although the Debentures have been eligible for trading in the PORTAL market. The Company does not intend to apply for listing of the Debentures on any national securities exchange or Nasdaq. It is unlikely that an active or liquid trading market will develop or be sustained for the Debentures. After completion of this offering, the market price of the Common Stock into which the Debentures are convertible could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Stock, variations in the Company's operating results, the Company's ability to meet market expectations, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or assisted living residence businesses in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the Common Stock. See "Plan of Distribution" and "Description of Debentures."

SUBORDINATION OF DEBENTURES

    The Debentures are unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Indenture does not restrict the incurrence of Senior Indebtedness or other Indebtedness by the Company or any subsidiary. At June 30, 1996, the Company had approximately $4,900,000 of Senior Indebtedness. See "Description of Debentures--Subordination of Debentures."

DIVIDEND POLICY

    The Company has never paid any cash dividends and, for the foreseeable future, the Company expects to retain all earnings to finance the future expansion and development of its business. Any future payment of cash dividends will depend, among other factors, upon the earnings, capital requirements, operating and financial condition of the Company, other relevant factors, and, more importantly, upon compliance with various financial covenants contained in future financing agreements to which the Company may become a party, the effect of which is to make the payment of dividends unlikely during the foreseeable future.

                                  THE COMPANY

GENERAL

    The Company constructs, owns, operates, manages and franchises Sterling House-Registered Trademark- assisted living residences, providing a wide range of health care, assisted living care and services to the frail elderly. Assisted living care is an emerging segment of the long-term care industry serving the rapidly growing elderly population who may require assistance with the activities of daily living, such as dressing, bathing and eating ("ADLs"), or routine skilled nursing services. The Company's operations provide elderly residents with a broad range of cost-effective health care and personal support services on a 24-hour basis, enabling them to maintain an independent and dignified lifestyle in a residential homelike setting.

    The Company was co-founded in 1991 by Timothy J. Buchanan, Chief Executive Officer and Chairman of the Board, and Steven L. Vick, President, and has actively expanded its assisted living operations through the development, operation and selective franchising of Sterling House-Registered Trademark-residences. At September 30, 1996, the Company had in operation 41 assisted living residences with 1,372 units. The Company also had under construction or development a total of 63 residences; 1 building with 42 units in Kansas, 5 buildings with 194 units in Oklahoma, 19 buildings with 746 units in Texas, 18 buildings with 772 units in Florida, 13 buildings with 539 units in Ohio, and 7 buildings with 310 units in Colorado. Sterling House-Registered Trademark-residences are located primarily in select affluent suburban areas as well as small to medium sized communities with populations in excess of 10,000.

    The Company is following its plan to construct, develop, manage, and, to a lesser extent, acquire additional assisted living residences in states which the Company believes possess attractive demographic and favorable regulatory environments. As of September 30, 1996, all of the Company's residences were 100% private pay and did not rely on government reimbursement for revenue. Effective October 1996, the Company began accepting residents in the state of Texas for which the Company will receive Medicaid reimbursement under the Texas Medicaid Waiver Program; however, the Company expects to continue to focus primarily on private pay residents. In support of continued expansion, the Company has opened regional offices in Edmond, Oklahoma; Lewisville, Texas; Denton, Texas; and Stuart, Florida.

    The Company is a Kansas corporation, with its principal executive office located at 453 South Webb Road, Suite 500, Wichita, Kansas 67207.

INDUSTRY

    The long-term care industry encompasses a broad range of accommodations and health care services that are provided primarily to seniors. Home-based care, congregate living or retirement centers and care in family member's homes provide viable options for those seniors needing limited services on an as-needed basis. However, services in congregate or retirement centers are often limited to meals and housekeeping.

    As people age, their need for assistance often increases, and care in the residential type setting of an assisted living residence may be preferable and more cost effective than home based or nursing home care options. Assisted living services typically include assistance with supportive services such as housekeeping, meals and laundry, as well as personal care such as bathing, dressing and mobility, and routine nursing services such as medication assistance and health monitoring. Generally, residents of assisted living residences require higher levels of care than those residents in congregate or retirement settings, but require lower levels of care than skilled nursing home patients. For seniors in need of continuous unscheduleable 24 hours a day attendance by a skilled nurse or practitioner, a skilled nursing facility may be required. The typical age of an assisted living resident is 83 - 85 years old.

    The aging of the U.S. population as well as other social trends contribute to the growth of the assisted living industry. Those seniors age 85 and over are considered the prime market for assisted living facilities. The U.S. Census Bureau estimates that the number of these individuals will increase from 3.1 million in

1990, to over 4.3 million by the year 2000. According to the U.S. General Accounting Office, in 1991 there were over 7.0 million people in the U.S. who needed assistance with ADLs, and the number of people needing such assistance is expected to double by the year 2020.

    Historically, the philosophy and structure of the long-term care industry have focused on meeting the medical needs of seniors in a clinical setting, and the government reimbursement structure, through Medicaid and Medicare, has primarily been based on the more expensive "medical-model" of care. As the population of seniors and the cost of health care continues to dramatically increase, and the demand for cost-containment of long-term health care intensifies, both public and private payors will actively seek alternatives. The Company believes that these and other pressures and trends will increase the demand for the assisted living model of care and housing, and that seniors will find the home-like residential setting a more preferred alternative.

STERLING HOUSE-REGISTERED TRADEMARK- SERVICES

    Sterling House-Registered Trademark- provides a broad range of healthcare and support services to residents on an individualized basis in a comfortable home-like atmosphere. With building features such as residentially scaled spaces, private apartments including locking doors, living area, bedroom area, private bath, individual temperature controls and kitchenettes, the residents' apartments are viewed as their home, in which they receive services. The broad range of services offered by the Company include, without limitation, personal care, support services, supplemental services, dementia care and nursing services, all available 24 hours a day and designed to respond to the residents' individual needs, enabling them to maintain a dignified more independent lifestyle. Services are delivered in an "unbundled" manner through the Sterling House-Registered Trademark- "Personalized Service Plans" targeted specifically at each resident's individual needs and preferences.

    In designing each resident's Personalized Service Plan, the Company periodically assesses the needs and desires of a resident by conducting interviews with the resident and, if appropriate, family members and medical personnel. A service assessment matrix is utilized to establish a point score which represents the resident's position within the Company's range of care and services, and thereby determining the resulting charge for services within the Company's four levels of pricing. Additionally, the Company offers a variety of apartment layouts including studio, one bedroom and one bedroom deluxe designs. The resulting combination of apartment types and service pricing determines each resident's total monthly charge for housing and services.

STERLING HOUSE-REGISTERED TRADEMARK- OPERATIONS

    Each Sterling House-Registered Trademark- residence is managed by a Director who is responsible for the overall day-to-day operations including oversight of the quality of care, compliance with state regulations and corporate policies, marketing and community relations, and financial and budgetary performance. The Director is responsible for all professional and non-professional staff employed on either a full- or part-time basis, as well as independent contractors. Routine nursing services are provided by nurses who are typically employed by the Company. On occasion, certain nursing services may be delegated by the nurse to trained members of the staff. The Company consults with outside providers, such as pharmacists and dieticians, to assist residents with services such as medication review and menu planning to meet special dietary needs. Personal care, dietary services, housekeeping and laundry services are performed primarily by staff members who are either full- or part-time and are trained to perform a variety of services.

    The Company's residences are divided into regional districts. There are currently two in Kansas, three in Oklahoma, three in Texas, two in Florida, and one in Ohio, each of which is supervised by a District Manager. The Company maintains regional offices in Oklahoma, Texas and Florida in addition to its headquarters in Wichita, Kansas. Additional districts as well as regional offices will be added as additional locations are developed. Each District Manager is responsible for managing the overall operations of the

Sterling House-Registered Trademark- residences within his or her district, as well as monitoring and supervising Directors in his or her district to assure continued compliance with quality of care, financial performance, state regulations and corporate policies and procedures. They also work in conjunction with the Company's Regional Marketing Representatives to assist and oversee the Directors in developing and maintaining an active and effective marketing program.

    Regional Marketing Representatives implement corporate marketing plans from residence start-up through stabilization and provide training, direction and assistance to Directors and staff for community relations, marketing and census retention. Each Regional Marketing Representative makes presentations to groups and organizations on the Sterling House-Registered Trademark- philosophy and develops working relationships with local and regional administrative and health care related professionals. Corporate direction and support in all areas of operations for Directors, Regional Marketing Representatives and District and Regional Managers are provided by the executive and support staffs who work out of the Company's headquarters. Accounting services, data processing, accounts payable, payroll services and human resources are all provided at the Company's headquarters.

COMPETITION

    The Company competes with numerous other companies and long-term care providers offering similar services such as home health agencies, life care at home, community based service programs, retirement communities and convalescent centers. The long-term care industry, generally, is highly competitive and the Company expects that assisted living in particular will become increasingly competitive. While the Company believes that presently there is generally a moderate number of assisted living facilities in the markets where the Company intends to operate, as assisted living receives increased attention and more states include assisted living in their Medicaid Waiver Programs, as well as additional sources of capital and financing become available, competition will grow from new market entrants, as well as other existing providers focusing on assisted living.

    Historically, the Company's residences have been 100% private pay; however, effective September 25, 1996, the Company became certified as a Medicaid provider in the state of Texas. The Company expects to continue to focus primarily on private pay residents. The Company believes its low cost of operations will allow it to operate and compete in this market segment.

    Competition for residents among assisted living providers is typically based on the quality of service, pricing, population, living environment, range of services and location. In addition, certain of the Company's competitors are larger than the Company and have or may obtain greater resources than those of the Company. The Company's competitors consist primarily of long-term care providers and other assisted living providers operating in similar geographic areas. The Company believes that there is moderate competition for the lower to middle income portions of the private pay market the Company serves.

GOVERNMENT REGULATION

    Currently, assisted living residences are not specifically regulated as such by the federal government. However, the Company's assisted living residences are subject to certain state regulations and licensing requirements. For example, residences located in the State of Kansas are licensed by the Kansas Department of Health and Environment as assisted living facilities, residences located in the State of Oklahoma are licensed by the Oklahoma State Department of Health as residential care facilities, residences in Texas are licensed as personnel care facilities and residences in Florida are licensed as adult congregate living facilities and extended congregate care facilities. Assisted living is a relatively new concept as compared to other forms of long-term care (e.g., nursing homes) and, as a result, its regulation by government is still evolving and is currently minimal in comparison with regulations imposed upon other licensed health care operators. While regulations and licensing requirements vary significantly from state to state, they generally include requirements relating to matters such as licensure, fire safety, sanitation, staff training, staffing levels, and living accommodations such as size of rooms, number of bathrooms and ventilation, as well as other regulatory requirements related more specifically to certain of the health care services provided by the Company.

    The Company believes that its residences are in substantial compliance with all applicable regulatory requirements. However, in the ordinary course of business, a residence could be cited for deficiencies. In such cases, the Company expects to take appropriate and timely corrective action to eliminate such deficiencies.

    Medicaid provides insurance for certain financially or medically needy persons, regardless of age, and is funded jointly by federal, state and local governments. However, without a Medicaid Waiver Program, states can only use federal Medicaid funds for long-term nursing facilities. Under the Medicaid Waiver Program, states apply to the Health Care Financing Administration for a waiver to use Medicaid funds to support community-based options for the low income elderly that need long-term care. These waivers permit states to reallocate a portion of Medicaid funding from nursing facility care to other forms of care such as assisted living. Historically, the Company has not provided services in states with a Medicaid Waiver Program; however, effective September 25, 1996, the Company became certified as a Medicaid provider in the state of Texas. As a provider of services under the Medicaid Waiver Program, the Company is subject to all of the requirements of such program, including the fraud and abuse laws, violations of which may result in civil and criminal penalties and exclusions from further participation in the Medicaid Waiver Program.

    The success of the Company will be dependent, in part, upon its ability to satisfy applicable regulations and requirements and to maintain any required licenses. The Company's operations could also be adversely affected by, among other things, regulatory changes such as mandatory increases in the scope and quality of care to be provided to residents and revisions in licensing and certification standards.

    In order to comply with the terms of the revenue bonds used to finance eight of the Company's residences, the Company is required to lease a minimum of 20% of the apartments in each such residence to low or moderate income persons as defined pursuant to the Internal Revenue Code of 1986, as amended.

    The Company is subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A portion of the Company's personnel is paid at rates related to the federal minimum wage and accordingly, increases in the minimum wage will result in an increase in the Company's labor costs.

    The sale of franchises is regulated by the Federal Trade Commission and by certain state agencies located in jurisdictions other than those states where the Company currently operates. Principally, these regulations require that certain written disclosures be made prior to the offer for sale of a franchise. The disclosure documents are subject to state review and registration requirements and must be periodically updated, not less frequently than annually. In addition, some states have relationship laws which prescribe the basis for terminating a franchisee's rights and regulate both the Company's and its franchisees' post-termination rights and obligations.

EXPANSION

    Sterling House-Registered Trademark- residences generally range in size from 33 - 50 apartments and are carefully designed to minimize walking distance in a comfortable and easy to navigate layout. Each residence provides a distinctive residential home-like atmosphere, unlike the "institutional" or "hotel" feel common to many traditional skilled nursing and large congregate care facilities, yet is designed to be an efficient, economical health care delivery setting. The Company locates residences in a variety of markets, including select affluent suburban areas and small to medium size communities with populations in excess of 10,000.

    The Company is currently developing new residences in Kansas, Oklahoma, Texas, Florida, Ohio and Colorado. As of September 30, 1996, the Company had under construction 33 residences containing 1,309 units; 1 in Kansas with 42 units, 4 in Oklahoma with 148 units, 17 in Texas with 667 units, 7 in Florida with 294 units and 4 in Ohio with 158 units. Additionally, the Company has under development and land purchase commitments for a total of 30 residences, 1 in Oklahoma, 2 in Texas, 11 in Florida, 7 in Colorado and 9 in Ohio.

    The Company develops and constructs residences utilizing a combination of both its in-house construction subsidiary and outside developers and contractors. Currently the Company has retained a third party developer in Florida and has also retained nonaffiliated general contractors for construction of properties in Florida and Ohio and some properties in Texas. The Company anticipates that it will continue to use this combination of in-house and third party contractors to facilitate its continued expansion. All aspects relating to development, including site selection, plans, specifications, costs, architect selection, bonding issues and budget compliance are approved by the Company and typically managed from its headquarters. The Company estimates construction time for a new residence to be approximately six to nine months, and once opened, estimates that it will take approximately nine months to achieve a stabilized occupancy level of 95% or higher.

TRADEMARKS, PATENTS, COPYRIGHTS AND PROPRIETARY INFORMATION

    The Company is the registered owner of the service mark "Sterling House-Registered Trademark-" (Reg. No. 1,827,828) as recorded on the principal register of the United States Patent and Trademark Office. The service mark registration will expire on March 22, 2004. The Company expects that it will renew its service mark at that time. The Company also claims a copyright in all policy and procedures notebooks, operations manuals, architectural plans, advertisements and other similar materials developed for use in and promotion of the Sterling House-Registered Trademark- residence system and in the trade dress protection of the physical residences.

EMPLOYEES

    As of September 30, 1996, the Company had approximately 750 employees, approximately 300 of whom were employed in full-time positions. The Company has no collective bargaining agreements with any of its employees. The Company believes that its labor relations are good.

PROPERTIES

    The following chart sets forth, as of September 30, 1996, the location, number of units, ownership, the quarterly period during which operations commenced and those under construction or development for the Company's residences:

                                                                 COMMENCED
LOCATION                               UNITS     OWNERSHIP       OPERATIONS
-----------------------------------  ---------  ------------  ----------------
OWNED OR LEASED
-----------------------------------
Augusta, KS                                 21  Owned            4th Qtr. 1991
Wichita, KS                                 26  Leased           3rd Qtr. 1993
Abilene, KS                                 26  Owned            4th Qtr. 1993
Bethany, OK                                 26  Leased           1st Qtr. 1994
Junction City, KS                           26  Owned            1st Qtr. 1994
McPherson, KS                               33  Leased           2nd Qtr. 1994
Emporia, KS                                 26  Owned            3rd Qtr. 1994
Salina, KS                                  33  Leased           3rd Qtr. 1994
Arkansas City, KS                           33  Owned            4th Qtr. 1994
Great Bend, KS                              33  Leased           1st Qtr. 1995
Ponca City, OK                              33  Leased           1st Qtr. 1995
Dodge City, KS                              35  Leased           3rd Qtr. 1995
Bartlesville, OK                            33  Leased           3rd Qtr. 1995
Midwest City, OK                            33  Leased           4th Qtr. 1995
Derby, KS                                   26  Leased           1st Qtr. 1996
Wellington, KS                              26  Leased           1st Qtr. 1996
Hays, KS                                    33  Leased           1st Qtr. 1996
Enid, OK                                    33  Leased           1st Qtr. 1996
Shawnee, OK                                 33  Leased           1st Qtr. 1996
Stillwater, OK                              33  Leased           1st Qtr. 1996
Oklahoma City, OK - 89th St.                33  Leased           1st Qtr. 1996
Chickasha, OK                               33  Leased           1st Qtr. 1996
Edmond, OK                                  37  Leased           2nd Qtr. 1996
Norman, OK                                  33  Leased           2nd Qtr. 1996
Duncan, OK                                  33  Leased           2nd Qtr. 1996
Lawton, OK                                  37  Leased           2nd Qtr. 1996
Broken Arrow, OK                            37  Owned            2nd Qtr. 1996
Denton, TX                                  37  Owned            2nd Qtr. 1996
Ennis, TX                                   33  Owned            2nd Qtr. 1996
Corsicana, TX                               33  Owned            2nd Qtr. 1996
Paris, TX                                   37  Owned            2nd Qtr. 1996
Palestine, TX                               37  Leased           2nd Qtr. 1996
Liberal, KS                                 45  Owned            3rd Qtr. 1996
Waxahachie, TX                              37  Leased           3rd Qtr. 1996
Texarkana, TX                               37  Leased           3rd Qtr. 1996
Muskogee, OK                                37  Leased           3rd Qtr. 1996
Claremore, OK                               37  Leased           3rd Qtr. 1996
Oklahoma City, OK - 122nd St.               37  Leased           3rd Qtr. 1996
Ada, OK                                     37  Owned            3rd Qtr. 1996
Stuart, FL                                  42  Leased           3rd Qtr. 1996
Vero Beach, FL                              42  Leased           3rd Qtr. 1996
                                     ---------
Total Units                              1,372

                                                                 COMMENCED
LOCATION                               UNITS     OWNERSHIP       OPERATIONS
-----------------------------------  ---------  ------------  ----------------
MANAGED OR FRANCHISED
-----------------------------------
Olathe, KS - I                              37  Franchised       4th Qtr. 1992
Topeka, KS                                  37  Franchised       2nd Qtr. 1994
Pratt, KS                                   44  Managed          3rd Qtr. 1994
Lenexa, KS                                  38  Franchised       4th Qtr. 1994
Lawrence, KS                                37  Franchised       2nd Qtr. 1995
Leawood, KS                                 37  Franchised       3rd Qtr. 1995
Olathe, KS - II                             42  Franchised       4th Qtr. 1995
Colorado Springs, CO                        37  Franchised       3rd Qtr. 1996
Coffeyville, KS                             37  Managed          4th Qtr. 1996
                                     ---------
Total Units                                346

UNDER CONSTRUCTION                     UNITS     RESIDENCES
-----------------------------------  ---------  ------------
Kansas                                      42       1
Oklahoma                                   148       4
Texas                                      667       17
Florida                                    294       7
Ohio                                       158       4
                                     ---------  ------------
Total                                    1,309       33

UNDER DEVELOPMENT                                RESIDENCES
-----------------------------------             ------------
Oklahoma                                             1
Texas                                                2
Florida                                              11
Colorado                                             7
Ohio                                                 9
                                                ------------
Total                                                30

                       RATIO OF EARNINGS TO FIXED CHARGES

    Because of the Company's historic losses, the Company has experienced a deficiency of earnings to fixed charges throughout its existence. There was a deficiency of earnings to fixed charges for the period from April 15, 1991 (Inception) to December 31, 1991 of approximately $70,000, deficiencies of approximately $55,000, $147,000, $527,000 and $1,427,000 for the years ended
December 31, 1992, 1993, 1994 and 1995, respectively, and a deficiency of approximately $696,000 for the six-month period ended June 30, 1996. For the purposes of calculating the ratio of earnings to fixed charges, earnings before interest and taxes has been added to fixed charges and that sum has been divided by such fixed charges. Fixed charges consist principally of interest on debt, amortization of deferred debt issuance costs and the interest component of rental expenses.

                                USE OF PROCEEDS

    The proceeds from the sale of the Debentures and shares of Common Stock offered hereby are solely for the account of the Selling Debentureholders. Accordingly, the Company will receive none of the proceeds from sales thereof.

                            SELLING DEBENTUREHOLDERS

    The Debentures being offered hereby were acquired by the Selling Debentureholders in connection with a private placement of the Debentures by the Company on May 17, 1996 pursuant to Rule 144A, and

Regulation D under the Securities Act or in permitted resale transactions from the initial purchasers of the Debentures (the "Initial Purchasers") or holders acquiring such Debentures from prior holders thereof in further permitted resale transactions. The following table sets forth information concerning the principal amount of Debentures beneficially owned by such Selling Debentureholders which may be offered from time to time pursuant to this Prospectus. Other than as a result of the ownership of Debentures or Common Stock, none of the Selling Debentureholders has had any material relationship with the Company within the past three years, except as noted herein. The table has been prepared based upon information furnished to the Company by the Trustee (as defined) for the Debentures, by Depository Trust Company (the "Depository"), and by or on behalf of the Selling Debentureholders.

                              PRINCIPAL AMOUNT          PRINCIPAL AMOUNT
                               OF DEBENTURES             OF DEBENTURES         PERCENT OF OUTSTANDING
          NAME               BENEFICIALLY OWNED         THAT MAY BE SOLD             DEBENTURES
------------------------  ------------------------  ------------------------  ------------------------


    Information concerning the Selling Debentureholders may change from time to time and will be set forth in Prospectus Supplements. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $35,000,000.00.

    Because the Selling Debentureholders may offer all or some of the Debentures and shares of Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Debentures or shares of Common Stock that will be held by the Selling Debentureholders after completion of this offering, no estimate can be given as to the principal amount of Debentures or shares of Common Stock that will be held by the Selling Debentureholders after completion of this offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

    The Company will not receive any of the proceeds from this offering. The Company has been advised by the Selling Debentureholders that the Selling Debentureholders may sell all or a portion of the Debentures and shares of Common Stock offered hereby from time to time on terms to be determined at the times of such sales. The Selling Debentureholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Debentureholders may from time to time offer the Debentures or shares of Common Stock through underwriters, including any of the Initial Purchasers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Debentureholders and the purchasers of the Debentures or shares of Common Stock for whom they may act as agent. To the extent required, the aggregate principal amount of Debentures and number of shares of Common Stock to be sold, the names of the Selling Debentureholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Debentureholders from the sale of the Debentures and Common Stock offered by the Selling Debentureholders hereby will be the purchase price of such Debentures and shares of Common Stock less any commissions. There is no assurance that the Selling Debentureholders will sell any or all of the Debentures or shares of Common Stock offered hereby.

    The Debentures and the shares of Common Stock issued upon conversion of the Debentures may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

    The Company does not intend to apply for listing of the Debentures on any national securities exchange or on Nasdaq. The Company does not anticipate that an active market for the Debentures will develop.

    In order to comply with the securities laws of certain states, if applicable, the Debentures and shares of Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and shares of Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The Selling Debentureholders and any broker-dealers, agents or underwriters that participate with the Selling Debentureholders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    The Debentures were originally sold to the Initial Purchasers on May 17, 1996 in a private placement at a purchase price of 100% of their principal amount. Under certain circumstances, the Company agreed to indemnify and hold the Initial Purchases and certain subsequent holders of the Debentures harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by the Initial Purchasers or such subsequent holders.

    The Company will pay all expenses incident to this offering and sale of the Debentures and Common Stock to the public other than underwriting discounts and selling commissions and fees.

                           DESCRIPTION OF DEBENTURES

    The Debentures were issued under an Indenture dated as of May 23, 1996 (the "Indenture") between the Company and Fleet National Bank, as the trustee under the Indenture (the "Trustee"). The terms of the Debentures include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

    The following is a summary of certain provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the definitions of certain terms therein to which reference is hereby made, for a complete statement of such provisions. Wherever particular provisions or sections of the Indenture or terms defined therein are referred to herein, such provisions, sections or definitions are incorporated herein by reference.

GENERAL

    The Debentures are unsecured general obligations of the Company, subject to the rights of holders of Senior Indebtedness of the Company, and will mature on June 30, 2006. The Debentures are limited to $35,000,000 aggregate principal amount and bear interest semiannually on June 30 and December 30 of each year commencing December 30, 1996 at the rate per annum of 6.75%. The first payment will be for the period from the date of original issuance to December 30, 1996. The Company will pay interest on the Debentures to the persons who are registered holders of Debentures at the close of business on June 15 or December 15 preceding the interest payment date. Principal (and premium, if any) and interest will be payable, the Debentures will be convertible and exchangeable, and transfers thereof will be registerable, at the office or agency of the Company maintained for such purposes, initially at the offices of the Trustee.

The Company may pay principal and interest by check and may mail an interest check to a holder's registered address. Holders must surrender Debentures to a Paying Agent to collect principal payments.

    The Trustee currently acts as Paying Agent, Registrar and Conversion Agent. The Company may change any Paying Agent, Registrar, Conversion Agent or co-registrar upon prior written notice to the Trustee and may act in any such capacity itself.

DELIVERY AND FORM OF DEBENTURES

    Those Debentures initially sold to qualified institutional buyers (as defined in Rule 144A under the Securities Act, were issued in global form (the "Rule 144A Global Debentures") and were deposited on May 23, 1996 with the Depository and registered in the name of Cede & Co., as nominee of the Depository. Those Debentures that were initially sold to institutional accredited investors were initially issued in fully registered form. The Rule 144A Global Debentures to be resold as set forth herein will be initially issued in global form (the "New Global Debentures") and will be deposited on or about the date of effectiveness of this Registration Statement on behalf of the Depository and registered in the name of Cede & Co. Beneficial interests in the Rule 144A Global Debentures and the New Global Debentures may be exchanged for definitive securities in accordance with the terms of the Indenture.

    A holder may transfer or exchange Debentures in accordance with the Indenture. No service charge will be made for any registration of transfer, exchange or conversion of Debentures, except for any tax or other governmental charges that may be imposed in connection therewith. The Registrar need not transfer or exchange any Debentures selected for redemption. Also, in the event of a partial redemption, it need not transfer or exchange any Debentures for a period of 15 days before selecting Debentures to be redeemed. The Indenture does not contain any provision requiring the Company to repurchase the Debentures at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debentures may decline significantly as a result of such transaction. The Indenture does not protect holders of the Debentures against any decline in credit quality, whether resulting from any such transaction or from any other cause. The registered holder of a Debenture may be treated as its owner for all purposes.

CONVERSION RIGHTS

    The holders of the Debentures are entitled at any time after the Registration Date and prior to maturity, subject to prior redemption, to convert the Debentures or portions thereof (which are $1,000 or multiples thereof) into shares of Common Stock at the conversion price set forth in the Debenture (subject to adjustments as described below.) No payment or adjustment will be made for accrued interest on a converted Debenture. If any Debenture not called for redemption is converted between a record date for the payment of interest and the next succeeding interest payment date, such Debenture must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. The Company will not issue fractional interests in shares of Common Stock upon conversion of the Debentures and, instead, will deliver a check for the fractional share based upon the market value of the Common Stock on the last trading day prior to the conversion date. If the Debentures are called for redemption, conversion rights will expire at the close of business on the redemption date, unless the Company defaults in payment due upon such redemption.

    The conversion price is subject to adjustments, as set forth in the Indenture, in certain events, including the payment of dividends or distributions on the Company's Common Stock in shares of capital stock; subdivisions or combinations of the Common Stock into a greater or smaller number of shares; reclassification of the shares resulting in an issuance of any shares of the Company's capital stock; distribution of rights or warrants to all holders of Common Stock entitling them to purchase Common Stock at less than the current price at that time; and the distribution to all holders of Common Stock of assets, excluding certain cash dividends and distributions, or debt securities or any rights or warrants to purchase securities of the Company; provided, however, that no adjustment will be required if holders of the Debentures received notice of and are allowed to participate in such transactions. No adjustment will be required for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest, or for a change in the par value of the Common Stock. To the extent that Debentures become convertible into cash, no adjustment will be required thereafter as to cash. No adjustment in the conversion prices need be made unless such adjustment would require a change of at least one percent (1%) in the conversion price; however, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company may voluntarily reduce the conversion price for a period of time.

    If the Company pays dividends on the Common Stock in shares of capital stock or subdivides or combines the Common Stock or issues by reclassification of its Common Stock any shares of its capital stock or merges with, or transfers or leases substantially all of its assets to, another corporation or trust, the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of capital stock, other securities, cash or other assets which they would have owned immediately after such event had such Debentures been converted before the effective date of the transaction.

    Any Debentures called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of such Debentures at the redemption price by one or more investment banks or other purchasers who may agree with the Company to purchase such Debentures and convert them into Common Stock of the Company.

    In the event of a taxable distribution to holders of Common Stock which results in an adjustment of the conversion price, the holders of the Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend.

SUBORDINATION OF DEBENTURES

    The indebtedness evidenced by the Debentures is subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due on all Senior Indebtedness. No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Debentures or on account of the purchase or other acquisition of Debentures, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof, or with respect to the payment of any Senior Indebtedness and such default shall be the subject of a judicial proceeding or the Company shall have received notice of such default from certain authorized persons, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on the Debentures may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived.

    Upon any acceleration of the principal of the Debentures or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization or similar proceedings of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debentures or the Trustee are entitled to receive or retain any assets so distributed in respect of the Debentures. By reason of this provision, in the event of insolvency, holders of the Debentures may recover less, ratably, than holders of Senior Indebtedness.

    "Senior Indebtedness" is defined to mean the principal, premium, if any, unpaid interest on and all other amounts payable under or in respect of Indebtedness of the Company for money borrowed. There is no limit on the amount of Senior Indebtedness that the Company may incur.

OPTIONAL REDEMPTION

    The Debentures are subject to redemption, as a whole or in part, at any time or from time to time commencing after July 15, 1999 at the option of the Company on at least 30 days' and not more than 60 days' prior notice by mail. The redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning after July 15 of the following years:

                                                                REDEMPTION
YEAR                                                               PRICE
-------------------------------------------------------------  -------------
1999.........................................................         102%
2000.........................................................         101%
2001 and thereafter..........................................         100%

MODIFICATION OF THE INDENTURE

    Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to the Debentures and the rights of holders of the Debentures may only be modified by the Company and the Trustee with the written consent of the holders of at least 66 2/3% in principal amount of the outstanding Debentures. However, without the consent of each holder of any Debenture affected, an amendment, waiver or supplement may not: (i) reduce the amount of Debentures whose holders must consent to an amendment; (ii) reduce the rate or change the time of payment of interest on any Debenture; (iii) reduce the principal of or change the fixed maturity of any Debenture; (iv) make any Debenture payable in money other than that stated in the Debenture; (v) change the provisions of the Indenture regarding the right of a majority of the Debentureholders to waive defaults under the Indenture or impair the right of any Debentureholder to institute suit for the enforcement of any payment of principal of and interest on the Debentures on and after their respective due dates; or (vi) make any change that adversely affects the right to convert any Debenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    The following is a summary of certain provisions of the Indenture relating to events of default, notice and waiver.

    The following are Events of Default under the Indenture with respect to the
Debentures: (i) default in the payment of interest on the Debentures when due and payable which continues for 30 days; (ii) default in the payment of principal (and premium, if any) on the Debentures when due and payable, at maturity, upon redemption or otherwise, which continues for five business days;
(iii) failure to perform any other covenant of the Company contained in the Indenture or the Debentures which continues for 60 days after notice as provided in the Indenture; (iv) acceleration of any indebtedness for money borrowed (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligation for which recourse is limited to property purchased) in an aggregate principal amount in excess of $1,000,000, whether existing on the date of the execution of the Indenture or thereafter created, if such acceleration is not annulled within ten days after written notice to the Company of such acceleration; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company.

    If an Event of Default occurs and is continuing with respect to the Debentures, either the Trustee or the holders of at least a majority in principal amount of the Debentures may declare all of the Debentures to be due and payable immediately.

    The Company will not (i) declare or pay any dividends or make any distribution to holders of its capital stock or (ii) purchase, redeem or otherwise acquire or retire for value any of its Common Stock, or any warrants, rights or options, to purchase or acquire any shares of its Common Stock (other than the

Debentures or any other convertible indebtedness of the Company that is neither secured nor subordinated to the Debentures), if at the time any of the aforementioned Events of Default has occurred and is continuing or would exist immediately after giving effect to such action.

    Pursuant to the terms of the Indenture, the Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debentures. Subject to certain limitations, holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Debentureholders notice of any default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company is required to file with the Trustee annually an officers' statement as to the absence of defaults in fulfilling any of its obligations under the Indenture.

    No consent of Debentureholders is required for the Company to consolidate with or merge into or transfer or transfer substantially all of its assets to another corporation or trust which assumes the obligations of the Company under the Indenture and Debentures or for any reorganization within the meaning of
Section 368(a)(1)(B) of the Internal Revenue Code; nor is any such consent of Debentureholders required for any amendment of the Indenture or the Debentures by the Company and the Trustee to cure any ambiguity, defect or inconsistency, or to provide for uncertificated Debentures in addition to certified Debentures, or to make any change that does not adversely affect the right of any Debentureholder.

    The Debentures may not be sold or otherwise transferred except in accordance with the provisions set forth in the Indenture.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

    The Indenture provides that the Company may not merge or consolidate with, or sell or convey all, or substantially all, of its assets to another person unless such person is a company or a trust; such person assumes by supplemental indenture all the obligations of the Company under the Debentures and the Indenture; and immediately after the transaction no default or Event of Default shall exist.

MARKETABILITY

    The Debentures are a new issue of securities with no established trading market. The Company does not intend to list the Debentures on Nasdaq or on any national securities exchange. No assurance can be given as to the liquidity of the trading market for the Debentures. See "Risk Factors."

GOVERNING LAW

    The Indenture and the Debentures will be governed by and construed in accordance with the laws of the State of New York.

REGISTRATION RIGHTS AGREEMENT

    The Company has agreed to use its best efforts, subject to the receipt of necessary information from the purchasers, to prepare and file with the Commission a registration statement with respect to the resale of the Debentures and the Conversion Shares from time to time in the over-the-counter market, in privately negotiated transactions or, with respect to the Conversion Shares only, on the AMEX, as the case may be, and to cause the registration statement to become effective not later than November 19, 1996. The Company has also agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until all the Debentures and the Conversion Shares have been sold thereby or until the Debentures and the Conversion Shares are no longer, by reason of Rule 144(k) of the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Purchasers.

                                 LEGAL MATTERS

    Certain legal matters relating to the validity of the Debentures and the Common Stock offered hereby will be passed upon for the Company by Klenda, Mitchell, Austerman & Zuercher, L.L.C., 1600 Epic Center, 301 North Main Street, Wichita, Kansas 67202-4888.

                                    EXPERTS

    The consolidated financial statements of Sterling House Corporation, the combined financial statements of Sterling Franchise Acquisition Group and the financial statements of High Plains Senior Living, Inc. incorporated by reference in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS IN CONNECTION WITH THIS OFFERING MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY SELLING DEBENTUREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2

Incorporation of Certain Documents by Reference...........................    2

Risk Factors..............................................................    3

The Company...............................................................   10

Ratio of Earnings to Fixed Charges........................................   16

Use of Proceeds...........................................................   16

Selling Debentureholders..................................................   16

Plan of Distribution......................................................   17

Description of Debentures.................................................   18

Legal Matters.............................................................   23

Experts...................................................................   23

                                     [LOGO]

                                    STERLING
                                     HOUSE
                                  CORPORATION

                         $35,000,000 6.75% CONVERTIBLE
                            SUBORDINATED DEBENTURES
                                    DUE 2006
                                1,561,106 SHARES
                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               NOVEMBER   , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with this offering, all of which will be borne by the Registrant are as follows:

SEC Registration Fee................................................  $10,606.06
American Stock Exchange Listing Fee*................................  17,500.00
Accounting Fees and Expenses*.......................................   6,500.00
Legal Fees and Expenses*............................................  25,000.00
Blue Sky Fees and Expenses*.........................................   5,000.00
Transfer Agent/Registrar Fees and Expenses*.........................   5,000.00
Printing*...........................................................  20,000.00
Miscellaneous*......................................................   5,393.94
                                                                      ---------
Total...............................................................  $95,000.00
                                                                      ---------
                                                                      ---------

*Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sterling House Corporation (the "Company") is incorporated in Kansas. K.S.A. 17-6305 of the Kansas general corporation code provides that a Kansas corporation may indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceedings. Article VII of the Articles of Incorporation and Section 60 of the Bylaws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the Kansas general corporation code. Reference is made to the Articles of Incorporation of the Registrant, filed as Exhibit 4.1 hereto, and to the Bylaws, filed as Exhibit 4.2 hereto.

    The Registrant has directors' and officers' liability insurance covering certain liabilities incurred by the Company's directors and officers in connection with the performance of their duties.

ITEM 16. EXHIBITS.

EXHIBIT NO.                                        EXHIBIT DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------
 2.1         Section 351 Agreement dated as of August 26, 1995, by and among the Company and its related entities (Incorporated by reference to the same titled exhibit to the Company's Registration
              Statement on Form S-1, Registration No. 33-96288).

 2.2         Purchase Agreement dated June 6, 1996, between Sterling House Corporation and High Plains Senior
              Living, Inc. (Incorporated by reference to the same titled exhibit to the Company's Current
              Report on Form 8-K dated August 12, 1996).

 4.1         Articles of Incorporation of the Company (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, Registration No. 33-96288).

 4.2         Bylaws of the Company (Incorporated by reference to the same titled exhibit to the Company's
              Registration Statement on Form S-1, Registration No. 33-96288).

EXHIBIT NO.                                        EXHIBIT DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------
 4.3         Specimen of Common Stock Certificate (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, Registration No. 33-96288).

 4.4         Form of Sterling House Corporation Grant of Incentive Stock Options (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, Registration
              No. 33-96288).

 4.5         Revised form of Sterling House Corporation Non-Qualified Stock Option Agreement (Incorporated by
              reference to the same titled exhibit to the Company's Registration Statement on Form S-1,
              Registration No. 33-96288).

 4.6         Schedule of Employees Receiving Stock Option Grants (Incorporated by reference to the same titled exhibit to the Company's Annual Report on Form 10-K for the year ended December 31,
              1995).

 4.7         Form of Sterling House Corporation Director's Stock Option Agreement (Incorporated by reference to the same titled exhibit to the Company's Annual Report on Form 10-K for the year ended
              December 31, 1995).

 4.8         Schedule of Directors Receiving Stock Option Grants (Incorporated by reference to the same titled exhibit to the Company's Annual Report on Form 10-K for the year ended December 31,
              1995).

 4.9         Form of Registration Rights Agreement, dated as of May 17, 1996, between the Company and the initial purchasers of its 6.75% Convertible Subordinated Debentures due 2006.

 4.10        Form of 6.75% Convertible Subordinated Debenture due 2006.

 4.11        Indenture, dated as of May 23, 1996, between the Company and Fleet National Bank, as Trustee, in respect of the Company's 6.75% Convertible Subordinated Debentures due 2006.

 5.1         Opinion of Klenda, Mitchell, Austerman & Zuercher, L.L.C.

12.1         Statement re computation of earnings to fixed charges.

23.1         Consent of Klenda, Mitchell, Austerman & Zuercher, L.L.C. (included in Exhibit 5.1).

23.2         Consent of Ernst & Young LLP.

24.1         Power of Attorney (included on Page II-4).

25.1         Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939.

ITEM 17.  UNDERTAKINGS.

   (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       PROVIDED, HOWEVER, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That for the purposes of determining any liability under the Securities Act of 1933, each such post-effective shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on this 31st day of October, 1996.

                                          STERLING HOUSE CORPORATION

                                          By       /s/ TIMOTHY J. BUCHANAN

                                            ------------------------------------

                                                    Timothy J. Buchanan

                                                   CHAIRMAN OF THE BOARD
                                                AND CHIEF EXECUTIVE OFFICER
                                               (PRINCIPAL EXECUTIVE OFFICER)

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Timothy J. Buchanan, Steven L. Vick and R. Gail Knott, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to this Registration Statement (including post-effective amendments and amendments thereto), and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

          SIGNATURE                       TITLE                   DATE
------------------------------  --------------------------  -----------------

                                Chairman of the Board and
   /s/ TIMOTHY J. BUCHANAN        Chief Executive Officer
------------------------------    (Principal Executive      October 31, 1996
     Timothy J. Buchanan          Officer)

      /s/ STEVEN L. VICK
------------------------------  President and Director      October 31, 1996
        Steven L. Vick

      /s/ R. GAIL KNOTT         Chief Financial Officer
------------------------------    (Principal Financial      October 31, 1996
        R. Gail Knott             Officer)

          SIGNATURE                       TITLE                   DATE
------------------------------  --------------------------  -----------------

    /s/ MICHAEL F. BUSHEE
------------------------------  Director                    October 31, 1996
      Michael F. Bushee

    /s/ D. RAY COOK, M.D.
------------------------------  Director                    October 31, 1996
      D. Ray Cook, M.D.

      /s/ DIANA M. LAING
------------------------------  Director                    October 31, 1996
        Diana M. Laing

     /s/ RONALD L. MERCER
------------------------------  Director                    October 31, 1996
       Ronald L. Mercer

                               INDEX TO EXHIBITS

EXHIBIT NO.                                        EXHIBIT DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------
 2.1         Section 351 Agreement dated as of August 26, 1995, by and among the Company and its related entities (Incorporated by reference to the same titled exhibit to the Company's Registration
               Statement on Form S-1, Registration No. 33-96288).

 2.2         Purchase Agreement dated June 6, 1996, between Sterling House Corporation and High Plains Senior
               Living, Inc. (Incorporated by reference to the same titled exhibit to the Company's Current
               Report on Form 8-K dated August 12, 1996).

 4.1         Articles of Incorporation of the Company (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, Registration No. 33-96288).

 4.2         Bylaws of the Company (Incorporated by reference to the same titled exhibit to the Company's
               Registration Statement on Form S-1, Registration No. 33-96288).

 4.3         Specimen of Common Stock Certificate (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, Registration No. 33-96288).

 4.4         Form of Sterling House Corporation Grant of Incentive Stock Options (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, Registration
               No. 33-96288).

 4.5         Revised form of Sterling House Corporation Non-Qualified Stock Option Agreement (Incorporated by
               reference to the same titled exhibit to the Company's Registration Statement on Form S-1,
               Registration No. 33-96288).

 4.6         Schedule of Employees Receiving Stock Option Grants (Incorporated by reference to the same titled exhibit to the Company's Annual Report on Form 10-K for the year ended December 31,
               1995).

 4.7         Form of Sterling House Corporation Director's Stock Option Agreement (Incorporated by reference to the same titled exhibit to the Company's Annual Report on Form 10-K for the year ended
               December 31, 1995).

 4.8         Schedule of Directors Receiving Stock Option Grants (Incorporated by reference to the same titled exhibit to the Company's Annual Report on Form 10-K for the year ended December 31,
               1995).

 4.9         Form of Registration Rights Agreement, dated as of May 17, 1996, between the Company and the initial purchasers of its 6.75% Convertible Subordinated Debentures due 2006.

 4.10        Form of 6.75% Convertible Subordinated Debenture due 2006.

 4.11        Indenture, dated as of May 23, 1996, between the Company and Fleet National Bank, as Trustee, in respect of the Company's 6.75% Convertible Subordinated Debentures due 2006.

 5.1         Opinion of Klenda, Mitchell, Austerman & Zuercher, L.L.C.

12.1         Statement re computation of earnings to fixed charges.

23.1         Consent of Klenda, Mitchell, Austerman & Zuercher, L.L.C. (included in Exhibit 5.1).

23.2         Consent of Ernst & Young LLP.

24.1         Power of Attorney (included on Page II-4).

25.1         Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939.